PILGRIM'S PRIDE CORPORATION REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL 2006

PITTSBURG, Texas, August 1, 2006 - Pilgrim's Pride Corporation (NYSE: PPC) today reported a net loss of $20.5 million, or $0.31 per share, on total sales of $1.29 billion for the third quarter ended July 1, 2006. For the third quarter of fiscal 2005, the Company reported net earnings of $85.4 million, or $1.28 per share, on total sales of $1.44 billion.

“Despite recent upward trends in pricing for breast meat and leg quarters, our third-quarter results continued to reflect the challenging protein environment seen in the first half of the fiscal year,” said O.B. Goolsby, Jr., Pilgrim’s Pride president and chief executive officer. “Our net loss for the third quarter of 2006 was largely due to weak pricing caused by the lingering effects of lower export demand and higher inventory levels last winter and in the early spring. We are hopeful that the recent increases in leg quarter and breast meat prices will continue as international demand for U.S. chicken products improves and the full effect of the recently announced industry production cutbacks are realized in the marketplace.”

For the full third quarter, pricing for leg quarters and breast meat increased 118.8% and 36.2%, respectively, when compared to the second quarter, but were an average of 34.2% and 16.6% lower than the year-ago period.

In the third quarter, Pilgrim’s Pride initiated a multi-point plan designed to improve the Company’s competitive position. This plan included production cuts, which had been fully implemented by the end of July, as well as a reduction in capital investment and a sharpened focus on cost reductions and improved efficiencies.

“We are pleased with the progress we have achieved on our strategic plan. Operating efficiently has never been more important than it is in the current industry environment. We believe the combination of stronger domestic and export selling prices, resumption of demand for our products in the export markets, and improved operating efficiencies should position Pilgrim’s Pride for a return to profitability,” Goolsby said.

For the nine months ended July 1, 2006, the Company reported a net loss of $26.7 million, or $0.40 per share, on total sales of $3.90 billion. For the first nine months of fiscal 2005, Pilgrim’s Pride reported net earnings of $190.3 million, or $2.86 per share, on sales of $4.18 billion.

Conference Call Information
A conference call to discuss the Company's third-quarter results will be held at 10 a.m. CDT (11 a.m. EDT) on August 1, 2006. To listen live via telephone, call (800) 391-2548, verbal pass code Pilgrim’s Pride or VG495227. The call will also be webcast live on the Internet at http://www.videonewswire.com/event.asp?id=34647. (Please copy and paste the link into the browser).

Additionally, the Company has posted a slide presentation on its website at http://www.pilgrimspride.com, which may be viewed by listeners in connection with today’s conference call. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 2:00 p.m. CST on August 1 through August 8, 2006, at (800) 355-2355 pass code 495227#.

Pilgrim's Pride Corporation is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim's Pride employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit www.pilgrimspride.com.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including as to changes in pricing, demand and market conditions for chicken products and profitability, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:
Investor Contact:

 Kathy Costner, Vice President
       Pilgrim's Pride Corporation
        (903) 434-1430

Media Contact:

Gary Rhodes, Vice President
Pilgrim’s Pride Corporation
(903) 434-1495

PILGRIM'S PRIDE CORPORATION
News Release
August 1, 2006

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Income (Loss)
(Unaudited)
[In thousands, except share and per share data]

Three Months Ended	July 1, 2006	July 2, 2005
Net Sales	$1,287,646	$1,440,039
Cost of sales	1,244,950	1,220,818
Gross profit	42,696	219,221
Selling, general and administrative	69,433	83,228

Operating income (loss)	(26,737)	135,993

Other Expense (Income):
Interest expense	12,736	13,602
Interest income	(1,268)	(1,280)
Foreign exchange loss (gain)	1,822	(94)
Miscellaneous, net	(2,053)	88
Total other expenses, net	11,237	12,316

Income (loss) before income taxes	(37,974)	123,677
Income tax (benefit) expense	(17,501)	38,324
Net income (loss)	$(20,473)	$85,353

Net income (loss) per common share
-basic and diluted	$(0.31)	$1.28
Dividends declared per common share	$0.0225	$0.0150
Weighted average shares outstanding	66,555,733	66,555,733

Nine Months Ended	July 1, 2006	July 2, 2005

Net Sales	$3,897,167	$4,183,607
Cost of sales	3,698,870	3,639,213
Gross profit	198,297	544,394
Selling, general and administrative	216,772	228,431

Operating income (loss)	(18,475)	315,963

Other Expense (Income):
Interest expense, net	38,402	37,436
Interest income	(8,429)	(3,572)
Foreign exchange loss (gain)	1,012	(420)
Miscellaneous, net	(1,025)	(11,659)
Total other expenses, net	29,960	21,785

Income (loss) before income taxes	(48,435)	294,178
Income tax (benefit) expense	(21,686)	103,928
Net income (loss)	$(26,749)	$190,250

Net income (loss) per common share
-basic and diluted	$(0.40)	$2.86
Dividends declared per common share	$1.0675	$0.0450
Weighted average shares outstanding	66,555,733	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
August 1, 2006

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
[In thousands]

	July 1, 2006	October 1, 2005
ASSETS
Cash and cash equivalents	$44,069	$132,567
Investments in available for sale securities	54,322	--
Other current assets	894,231	866,848
Total Current Assets	992,622	999,415
Investments in Available for Sale Securities	148,123	304,593
Other Assets	47,139	53,798
Property, Plant and Equipment, net	1,147,687	1,154,097

Total Assets	$2,335,571	$2,511,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$7,768	$8,603
Other current liabilities	545,998	586,211
Total Current Liabilities	553,766	594,814
Long-Term Debt, Less Current Maturities	484,970	518,863
Deferred Income Taxes	169,970	173,232
Minority Interest in Subsidiary	2,004	1,396
Total Stockholders' Equity	1,124,861	1,223,598

Total Liabilities and Stockholders’ Equity	$2,335,571	$2,511,903

PILGRIM'S PRIDE CORPORATION
News Release
August 1, 2006

Selected Financial Information
(Unaudited)
(In thousands)

Note: “EBITDA” is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results, to compare the performance of companies. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

EBITDA is calculated as follows:

Three Months Ended	July 1, 2006	July 2, 2005
Net Income (Loss)	$(20,473)	$85,353
Add:
Income tax (benefit) expense	(17,501)	38,324
Interest expense, net	11,468	12,322
Depreciation and amortization	34,960	30,421
Minus:
Amortization of capitalized financing costs	477	590

EBITDA	$7,977	$165,830

Capital expenditures	$26,795	$37,994

Nine Months Ended	July 1, 2006	July 2, 2005

Net Income (Loss)	$(26,749)	$190,250
Add:
Income tax (benefit) expense	(21,686)	103,928
Interest expense, net	29,973	33,864
Depreciation and amortization	100,052	94,263
Minus:
Amortization of capitalized financing costs	2,034	1,740

EBITDA	$79,556	$420,565

Capital expenditures	$101,314	$90,148